Exhibit 10.108

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”) is dated as of the 14th day of December, 2004, by and among WYNN RESORTS HOLDINGS, LLC, a Nevada Limited Liability Company (hereinafter “Holdings”), WYNN RESORTS, LIMITED, a Nevada corporation (hereinafter “Limited”) and Wynn Las Vegas, LLC, a Nevada limited liability company (hereinafter “Licensee”). Holding and Limited are collectively referred to herein as “Licensor”.

RECITALS

A. Holdings is the owner or exclusive licensee with the right to license and/or sublicense certain marks and works as defined herein that are listed and described in attached Schedule A, and is the licensee of other third party rights and works as defined herein that are listed and described in attached Schedule B, and certain trade secrets, data and know-how that are listed and described in attached Schedule C (hereinafter, collectively, the “Holdings Intellectual Property”).

B. Limited is the sole member of Holdings and is the owner of certain trade secrets, data, know-how and other intangible property that are listed and described in attached Schedule C (hereinafter, collectively the “Limited Intellectual Property”). The Holdings Intellectual Property and the Limited Intellectual Property are collectively referred to herein as the “Licensed Property.”

C. Holdings is the Sole member of Licensee, which was established to own and operate one or more hotel casino resorts in Las Vegas, Nevada (the “Las Vegas Operations”).

D. In order to successfully design, build, market, advertise, promote and operate the Las Vegas Operations, Licensee desires to license the Licensed Property from Licensor pursuant to the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties have agreed as follows:

1.	License. Licensor hereby grants the following licenses to Licensee at the location specified herein.

1.01	Licensor grants to Licensee a nonexclusive license and/or nonexclusive sublicense to use the marks listed in Schedule A, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the Las Vegas Operations. Licensor in its reasonable discretion, by written notice to Licensee, may add additional marks to Schedule A, provided that Licensee is not charged a fee for the use of such marks. In addition, Schedule A shall be deemed to exclude any marks that have been abandoned. The foregoing licenses granted in this Paragraph 1.01 shall hereinafter be known as the “Trademark License.”

1.02	Licensor grants Licensee a non-exclusive sublicense to the works listed in Schedule B, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the Las Vegas Operations. The foregoing licenses granted in this Paragraph 1.02 shall hereinafter be known as the “Copyright and Persona License.”

1.03	Licensor grants to Licensee a non-exclusive license to use the data, trade secrets and know-how listed in Schedule C, attached hereto, developed by Licensor and its employees, officers, directors and representatives, and such future items as may be provided from time to time for use in connection with the operation, advertising, promotion, distribution and services of the Las Vegas Operations. Licensor shall pay all costs associated with the development of such data, trade secrets and know-how and shall also be responsible for providing Licensee updates or upgrades to such materials. Licensee shall reimburse all installation and/or training costs incurred by licensor in connection with providing Licensee such information. The foregoing license shall hereinafter be known as the “Trade Secret and Know How License.”

1.04	Licensee shall not have the right to grant sublicenses hereunder.

1.05	Notwithstanding the foregoing, Licensee shall have the right to permit persons other than Licensee to produce and manufacture promotional products or the packaging thereof for Licensee consistent with the quality standards and other requirements of this Agreement. Licensee will identify its products and manufacturers for the products to Licensor upon request. Licensee agrees that any person or entity permitted to manufacture such products shall be prohibited from manufacturing, producing, selling, distributing, or shipping products other than to Licensee or Licensor. Licensee further agrees to enforce such prohibition at its own expense and upon reasonable demand by Licensor.

2.	License Term and Location.

2.01	This Agreement shall be effective as of December 14, 2004, and shall continue as to all non-expired and non-terminated locations, or until otherwise terminated under the provisions of this Agreement.

2.02	This Agreement is specific to Licensee’s operations located in Las Vegas, Nevada, but shall include the right to use the Licensed Property in all advertising, promotion and marketing materials worldwide and in any and all media now known or hereafter devised.

3.	Quality Control.

3.01	Licensee agrees that the facilities, amenities, services and goods covered by this Agreement will be of exceptional quality and that such amenities, services and products will be designed, manufactured, sold and distributed in full and complete compliance with all applicable laws. To this end, Licensee shall, upon Licensor’s written request, permit Licensor to inspect and approve the facilities and, upon Licensor’s written request, any and all advertising, promotion, public relations material, merchandise, or promotional products (“Product Sample”) before manufacture or production. Any Product Sample that contains any of the Licensed Property submitted to Licensor, if any, shall be deemed approved unless Licensor disapproves the same in writing within thirty (30) days after receipt by Licensor. In the event that Licensor notifies Licensee in writing that it disapproves of any particular use of the Licensed Property, whether or not it had been previously submitted to Licensor for approval or approved by Licensor, Licensee shall promptly phase out and cease such usage.

3.02	All promotional items and products manufactured or assembled outside of the United States shall be marketed in accordance with prevailing U.S. Customs and Federal Trade Commission laws, rules and regulations and other applicable laws, rules and regulations. To the extent that Licensor’s obligations for quality control with and from its third party licensors may vary from time to time, Licensee agrees to accept and comply, upon reasonable written notice, with such quality control provisions as may be required under Licensor’s license agreements with third parties from whom Licensor has obtained the rights to the Licensed Property.

3.03	Licensee acknowledges that providing substandard services or products would have an adverse effect upon the reputation of Licensor and any third party from whom Licensor has obtained the rights, including but not limited to the parties to the agreements listed on Schedule B. Accordingly, Licensee agrees not to offer amenities or facilities of less than the highest quality standards or to sell defective products (seconds) which bear the marks of the Licensed Property.

3.04

Licensee agrees to operate the Las Vegas Operations in a manner which meets or exceeds the following minimum quality standards: (a) the business shall be operated in compliance with all applicable local, state and federal laws and regulations, including, but not limited to, health, safety, fire and business codes, tax laws, gaming laws and labor codes; (b) the business shall maintain all applicable business licenses, including, but not limited to, business, alcohol, and gaming; (c) the business shall be conducted in a professional and reputable manner reasonably free from consumer complaints; (d) the premises shall be maintained in a pristine manner, consistently neat, clean and in proper repair and décor, in a highly sanitary condition, and all food and beverage services shall maintain the highest possible rating for cleanliness established by the governing entity for the site; (e) the business shall be operated in a manner that does not tarnish or diminish the value of the goodwill represented by the Licensed Property; and (f) the business shall be operated in a manner that does not adversely affect the goodwill or reputation of Licensor and its affiliates or the ability of Licensor and its affiliates to obtain or maintain licenses from any regulatory authority including the Nevada Gaming Commission.

3.05	Licensor (directly or through its authorized agents) shall have the right to inspect the premises upon reasonable notice, at any time. If, at any time, Licensee fails to operate the Las Vegas Operations in conformity with the quality standards set forth herein, Licensor shall notify Licensee in writing of any such deficiency. Licensee shall have ten (10) days within which to cure such deficiency. If Licensee falls to cure any such failure, then Licensor may, at its option (a) cure the failure and charge Licensee for the expense of doing so, or (b) terminate this Agreement. In the event that the cure cannot be accomplished within ten (10) days, but Licensee has made a good faith effort to effect the cure, Licensor may extend the period to cure for a reasonable time, at Licensor’s sole and absolute discretion.

4.	Goodwill. All goodwill arising from the use of the Licensed Property shall inure to the benefit of Licensor, or the party from whom Licensor obtained its rights.

5.	Use of Licensed Property and Persona.

5.01	Licensee shall comply, within a period not to exceed thirty (30) days, with the conditions set forth by Licensor, in writing, from time to time, with respect to the style, appearance and manner of use of the Licensed Property and any trade secrets, data and know-how provided to Licensee pursuant to this Agreement. Licensee may not make any use of the Licensed Property that is not in compliance with this Agreement, unless Licensee obtains the prior written permission of Licensor. Licensor may, at its option, require that Licensee, at Licensee’s cost, place a notice or notices acceptable to Licensor of Licensor’s respective registration of the marks, works or persona rights.

5.02	Upon Licensor’s written request, Licensee shall provide Licensor, for prior approval, copies of all print advertisements and marketing materials containing any of the Licensed Property prior to printing, publishing or distribution. Licenser shall not unreasonably withhold approval of such advertisements or marketing materials, and any disapproval shall specify the basis for such disapproval. In the event that Licensor does not approve or disapprove of such use within thirty (30) days of receipt, the use shall be deemed to be approved. In the event that Licensor notifies Licensee in writing that it disapproves of any particular print advertisements or marketing materials containing any of the Licensed Property, whether or not they had been previously submitted to Licensor for approval or approved by Licensor, Licensee shall promptly phase out and cease such usage.

5.03	Licensee agrees not to use any of the Licensed Property in connection with any other trademark or service mark not owned by Licensor without the express written permission of Licensor. Licensor shall not unreasonably withhold approval of such use, and any disapproval shall be in writing specifying the basis for the disapproval. In the event that Licensor does not approve or disapprove such request within thirty (30) days of receipt, such request shall be deemed approved.

5.04	Licensee will not permit any person or entity that leases, subleases or rents any portion of the Las Vegas Operations, to use any of the Licensed Property without a written agreement and the express written consent of Licensor.

6.	Termination.

6.01	Failure to comply with any term hereof shall constitute a breach of this Agreement. Upon any breach, the non-breaching party shall provide written notice to the breaching party, describing the nature of the breach. Except as provided in Paragraph 6.03 herein, the breaching party shall have ten (10) days within which to cure the breach. If the breach is not cured within that period of time, the non-breaching party may elect to terminate this Agreement. Termination of the Agreement is effective upon receipt by the breaching party of the written notice of termination.

6.02

Licensor may terminate this Agreement: (a) upon the occurrence of any default by Licensee or any third party licensee under any promissory note, indenture, loan agreement or other instrument or evidence of indebtedness; or (b) if Licensee, any approved third party licensee, or any third party manufacturer permitted under Section 1.05 of this Agreement materially breaches this license and fails to cure the breach upon ten (10) days notice from Licensor; or (c) if Licensee or any approved third party licensee becomes insolvent or bankrupt; or (d) if Licensee fails to continuously operate one or more hotel casino resorts in Las Vegas, Nevada for a period of ninety (90) days after December 31, 2005 for any reason other than renovation, reconstruction, or rebuilding of the premises, or any substantial portion thereof.

6.03	Licensee acknowledges that Licensor and its affiliated companies conduct businesses that are subject to and exist because of privileged gaming licenses issued by governmental authorities. Licensee agrees that in the event any such privileged license is suspended or revoked, or Licensor in good faith deems that this Agreement, or any past, present or future activity or relationship of Licensee, or Licensee’s officers, directors, employees, agents or representatives, jeopardizes any such privileged license, or the gaming business activities of Licensor, or its affiliated companies, then Licensor shall have the right to terminate this Agreement upon ten (10) days written notice to Licensee, approved third party licensee or any other licensee, describing the nature of the activity or individuals and/or relationships creating the problem for the privileged license.

6.04	This Agreement shall terminate concurrent with the termination of any agreement between Licensor and any third party for the license of any of the Licensed Property, including but not limited to, termination of any of the agreements listed on Schedule B.

6.05	This Agreement shall automatically terminate if (i) Limited ceases to own, directly or indirectly, all of the member’s interests in Licensee, or (ii) Limited ceases to have the ability to direct or cause the direction of the management and policies of Licensee.

7.	Indemnification.

7.01

Licensee agrees to obtain, or cause to be obtained, prior to the opening of its first casino resort hotel, insurance which provides personal injury and property damage and product liability coverage for any and all claims, suits, losses and damages arising out of the operation of Licensee’s premises and sale of promotional merchandise, including coverage for any claims, suits, losses or damage arising out of negligence concerning the design, manufacture, distribution and sale of such promotional merchandise, from an insurance company, acceptable to Licensor, providing coverage and defense. The coverage for each occurrence shall be at least Five (5) Million ($5,000,000) Dollars with the deductible or self-insurance retention not greater than

$100,000 or such in such other amounts as Licensor may advise Licensee. Licensee shall maintain or cause to be maintained public policy coverage during the term of this Agreement. Licensor shall be named as an additional insured and shall receive notice of any cancellation of insurance from the insurance carrier not less than 30 days prior to effective date of such cancellation.

7.02	Licensor shall defend, indemnify and hold Licensee and all of Licensee’s directors, officers, employees, agents, affiliates, and assigns (collectively, the “Licensed Protected Parties”) harmless from and against any demands, claims and losses arising from any third party claim alleging infringement of Licensed Property.

7.03	Licensee shall defend, indemnify and hold Licensor and its directors, officers, employees, agents and affiliates (collectively, “Licensor’s Protected Parties”) harmless from and against any and all demands, claims, losses or damages by reason of premise liability or product defect or negligent design or manufacture by or for Licensee, or arising from Licensee’s operation of the Las Vegas Operations.

8.	Notices. Except as otherwise sat forth herein, any notices, statements or payments required to be made or given under this Agreement shall hand delivered or sent via registered mail, postage prepaid, to the following persons and addresses which may change or be modified at any time in writing by the receiving parties.

To Holdings:	Wynn Resorts Holdings, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

To Limited:	Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

To Licensee:	Wynn Las Vegas, LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

9.	Miscellaneous.

9.01	The parties each represent and warrant to the other that their own officer, or other duly authorized representative executing this Agreement, has the full power and authority to do so on their behalf.

9.02	This Agreement shall be construed without regard to the rule of presumption requiring construction against the party who drafted the agreement, or caused it to be drafted. Neither party shall be deemed to be the drafting party. The parties hereto shall, and they hereby do, waive trial by jury with respect to any action brought by a party hereto against the other party or to any other matter arising out of or in any way connected with the Licensed Property.

9.03	The parties agree that they have each read and understand this Agreement; they understand its content and meaning; and they have executed it of their own free will in accordance with their own judgment, after having the opportunity to obtain the advice of counsel and having actually received the advice of counsel. The parties acknowledge that they have not been coerced, influenced or induced to execute this Agreement by any improper action.

9.04	To facilitate the execution of this Agreement by the parties, Licensee may execute it in counterparts, and the signature transmitted by facsimile shall have the same force and effect as the original signature.

9.05	This Agreement shall be subject to, governed by and construed according to the laws of the State of Nevada or, where applicable, United States federal law. Any dispute regarding or relating to this Agreement shall be exclusively adjudicated in a court of competent jurisdiction in the State of Nevada.

9.06	No term or provision hereof shall be construed to be waived by either party, and no breach excused by either party, unless such waiver or consent in writing, signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

9.07	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements unless otherwise provided. Each party acknowledges and agrees by executing this Agreement that it is not relying upon any representation or promise whatsoever that is not contained herein and that any such representation or promise is acknowledged to be immaterial. Accordingly, each party to this Agreement waives the defense or claims of fraud in inducement or mistake of law or fact to any claim arising out of, based on, or related to this Agreement, except with respect to the express representations set forth in this Agreement.

[signature page to follow]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the day and year first above written

WYNN RESORTS, LIMITED

By:	/s/ Marc H. Rubinstein
Marc Rubenstein,
Senior Vice President

WYNN RESORTS HOLDINGS, LLC

	By:	Wynn Resorts, Limited,
a Nevada corporation,
its sole member

		By:		/s/ Marc H. Rubinstein
Marc Rubenstein,
Senior Vice President

WYNN LAS VEGAS, LLC

	By:	Wynn Resorts Holdings, LLC,
a Nevada limited liability company,

		By:		Wynn Resorts, Limited,
a Nevada corporation,
its sole member

			By:	/s/ Marc H. Rubinstein
Marc Rubenstein,
Senior Vice President

Signature page - Intellectual Property License Agreement